EXHIBIT 99.1

Contact:

Shelley Boxer

V.P. Finance

MSC Industrial Direct Co., Inc.

(516) 812-1216

Investors/Media:

Alex Tramont/Rachel Rosenblatt

FTI Consulting – Strategic Communications

(212) 850-5600

For Immediate Release

MSC INDUSTRIAL DIRECT CO., INC. REPORTS RESULTS

FOR ITS FISCAL 2012 THIRD QUARTER

- Third Quarter Net Sales Rise 15.0% to $612 Million -

- Third Quarter Net Income Increases 13.1% to $70.2 Million -

- Third Quarter Diluted Earnings per Share Increase 13.4% to $1.10 -

Melville, NY, June 28, 2012 - MSC INDUSTRIAL DIRECT CO., INC. (NYSE: MSM), “MSC” or the “Company,” one of the largest direct marketers and premier distributors of Metalworking and Maintenance, Repair and Operations (“MRO”) supplies to industrial customers throughout the United States, today reported financial results for its fiscal 2012 third quarter ended May 26, 2012.

For the fiscal 2012 third quarter, net sales rose 15.0% to $612.0 million, compared with $532.4 million in the prior year period. Operating income in the fiscal 2012 third quarter increased 13.0% to $110.9 million, or 18.1% of net sales, compared with $98.1 million, or 18.4% of net sales, in the prior year period. For the third quarter of fiscal 2012, the Company reported net income of $70.2 million, an increase of 13.1% over net income of $62.1 million in the third quarter of fiscal 2011. Diluted earnings per share in the fiscal 2012 third quarter were $1.10 (based on 63.1 million diluted shares outstanding), compared to $0.97 (based on 63.6 million diluted shares outstanding) in the same period a year ago, an increase of 13.4%.

For the first nine months of fiscal 2012, net sales increased 15.6% to $1.72 billion from $1.49 billion in the first nine months of fiscal 2011. Operating income for the fiscal 2012 nine-month period was $304.2 million, or 17.7% of net sales, compared to $255.9 million, or 17.2% of net sales, in the first nine months of fiscal 2011. For the fiscal 2012 nine-month period, the Company reported net income of $190.1 million, an increase of 19.3% over net income of $159.3 million a year ago. Diluted earnings per share for the fiscal 2012 nine-month period were $3.00 (based on 62.9 million diluted shares outstanding), compared to $2.50 (based on 63.3 million diluted shares outstanding) a year ago, an increase of 20.0%.

David Sandler, Chief Executive Officer, said, “I’m very pleased with our performance this quarter. In an environment that has seen some recent leveling in growth rates, we continued to invest in our future and gained further traction with our strategic initiatives, while delivering solid earnings.”

Erik Gershwind, President and Chief Operating Officer, stated, “It’s clear to us that the trend of consolidating spend within our industry is speeding up as customers are recognizing the value of differentiated supply chain solutions, such as our vending and e-Commerce platforms, that will reduce their costs, save time, and increase productivity. Customers are increasingly turning to suppliers like MSC who can deliver these solutions, and we remain committed to the developments in technology and value added services that will build upon our leadership position. We are also focused on those initiatives, such as the co-location of our headquarters or our CSC as we call it, that will set the stage for efficient long-term growth. We are fortunate to have the financial resources and flexibility to achieve our goals.”

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2012 THIRD QUARTER RESULTS	Page - 2 -

Mr. Sandler concluded, “Looking ahead, we believe that the combination of digital information, e-Commerce, vending and supportive technology is clearly shifting the value equation toward those distributors with the ability to invest in these capabilities. Against this backdrop, we expect our investments will widen the gap with competitors and lock in share gains. While our growth investments may create some near-term headwinds, we expect those headwinds to abate over time and to position us for stronger growth and operating leverage in the long-term. We remain very excited about our future as we execute on our strategic plan.”

Based on current market conditions, for the fiscal 2012 fourth quarter the Company expects net sales to be between $630 million and $642 million, and expects diluted earnings per share for the fourth quarter of fiscal 2012 to be between $1.05 and $1.09. Fiscal 2012 is a 53-week year for MSC and the Company’s fiscal fourth quarter has an additional week. This guidance primarily reflects the additional week in the fourth quarter, projected average daily sales growth of 10.5%, typical seasonal patterns in sales and margins and investment programs.

The management of MSC will host a conference call today, at 11:00 a.m. Eastern Time, to review the Company’s results for the fiscal 2012 third quarter, and to comment on current operations. The call may be accessed via the Internet on the home page of MSC’s website located at: www.mscdirect.com. A replay of the conference call will be available on the Company’s website through July 30, 2012.

About MSC Industrial Direct Co., Inc.

MSC Industrial Direct Co., Inc. is one of the largest direct marketers and premier distributors of Metalworking and Maintenance, Repair and Operations (“MRO”) supplies to industrial customers throughout the United States. MSC employs one of the industry’s largest sales forces and distributes approximately 600,000 industrial products from approximately 3,000 suppliers to approximately 325,000 customers. In-stock availability is approximately 99%, with next day standard delivery to the contiguous United States on qualifying orders up until 8:00 p.m. Eastern Time. MSC reaches its customers through a combination of approximately 18 million direct-mail catalogs, 107 branch sales offices, 1,101 sales people, the Internet and associations with some of the world's most prominent B2B eCommerce portals. For more information, visit the Company's website at http://www.mscdirect.com.

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Statements in this Press Release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained herein which are not statements of historical facts and that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including statements about expected future results shall be deemed to be forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events, actual results and performance, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by MSC or any other person that the events or circumstances described in such statement are material. Factors that could cause actual results to differ materially from those in forward-looking statements include, without limitation, current economic, political and social conditions, changing customer and product mixes, financial restrictions on outstanding borrowings, industry consolidation, competition, general economic conditions in the markets in which the Company operates, volatility in commodity and energy prices, credit risk of our customers, risk of cancellation or rescheduling of orders, work stoppages or other business interruptions (including those due to extreme weather conditions) at transportation centers or shipping ports, the risk of war, terrorism and similar hostilities, dependence on the Company’s information systems and on key personnel, and the outcome of potential government or regulatory proceedings or future litigation relating to pending or future claims, inquiries or audits. Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company's reports on Forms 10-K, 10-Q and 8-K that the Company files with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release are based on current expectations and the Company assumes no obligation to update these forward-looking statements.

(Tables Follow)

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2012 THIRD QUARTER RESULTS	Page - 3 -

MSC INDUSTRIAL DIRECT CO., INC.

Condensed Consolidated Balance Sheets

(In thousands)

	May 26, 2012	August 27, 2011
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$110,949	$95,959
Accounts receivable, net of allowance for doubtful accounts	298,091	266,545
Inventories	392,510	344,854
Prepaid expenses and other current assets	34,544	22,545
Deferred income taxes	30,616	28,531
Total current assets	866,710	758,434

Property, plant and equipment, net	162,586	148,813
Goodwill	289,124	277,431
Identifiable intangibles, net	53,885	48,308
Other assets	6,790	11,437
Total assets	$1,379,095	$1,244,423

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current maturities of capital lease and financing obligations	$1,417	$—
Accounts payable	101,475	95,538
Accrued liabilities	63,859	76,664
Total current liabilities	166,751	172,202
Capital lease obligations, net of current maturities	2,302	—
Deferred income taxes and tax uncertainties	84,218	79,109
Total liabilities	253,271	251,311
Commitments and Contingencies
Shareholders’ Equity:
Class A common stock	52	51
Class B common stock	16	16
Additional paid-in capital	476,080	439,035
Retained earnings	917,781	775,149
Accumulated other comprehensive loss	(2,590)	(2,085)
Class A treasury stock, at cost	(265,515)	(219,054)
Total shareholders’ equity	1,125,824	993,112
Total liabilities and shareholders’ equity	$1,379,095	$1,244,423

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2012 THIRD QUARTER RESULTS	Page - 4 -

MSC INDUSTRIAL DIRECT CO., INC.

Condensed Consolidated Statements of Income and Comprehensive Income

 (In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended		Thirty- Nine Weeks Ended
	May 26, 2012	May 28, 2011	May 26, 2012	May 28, 2011

Net sales	$611,970	$532,366	$1,720,647	$1,488,555
Cost of goods sold	332,387	280,804	929,471	793,001
Gross profit	279,583	251,562	791,176	695,554
Operating expenses	168,724	153,428	486,966	439,672
Income from operations	110,859	98,134	304,210	255,882
Other (Expense) Income:
Interest expense	(63)	(51)	(179)	(211)
Interest income	42	12	160	42
Other expense, net	15	(120)	(5)	(123)
Total other expense	(6)	(159)	(24)	(292)
Income before provision for income taxes	110,853	97,975	304,186	255,590
Provision for income taxes	40,642	35,889	114,070	96,255
Net income	70,211	62,086	190,116	159,335
Other comprehensive income, net of income tax:
Foreign currency translation adjustments	(132)	289	(505)	730
Comprehensive income	$70,079	$62,375	$189,611	$160,065
Per Share Information:
Net income per common share:
Basic	$1.11	$0.97	$3.02	$2.52
Diluted	$1.10	$0.97	$3.00	$2.50
Weighted average shares used in computing net income per common share:
Basic	62,651	63,183	62,517	62,809
Diluted	63,055	63,630	62,896	63,250
Cash dividend declared per common share	$0.25	$0.22	$0.75	$1.66

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2012 THIRD QUARTER RESULTS	Page - 5 -

MSC INDUSTRIAL DIRECT CO., INC.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Thirty-Nine Weeks Ended
	May 26, 2012	May 28, 2011

Cash Flows from Operating Activities:
Net income	$190,116	$159,335
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	25,279	21,531
Stock-based compensation	11,410	11,057
Loss on disposal of property, plant and equipment	876	3
Provision for doubtful accounts	2,520	1,949
Deferred income taxes and tax uncertainties	3,025	13,938
Excess tax benefits from stock-based compensation	(4,844)	(7,336)

Changes in operating assets and liabilities, net of amounts associated with business acquired:
Accounts receivable	(30,150)	(34,647)
Inventories	(44,499)	(28,191)
Prepaid expenses and other current assets	(11,837)	1,009
Other assets	4,388	6,673
Accounts payable and accrued liabilities	(1,076)	(30)

Total adjustments	(44,908)	(14,044)

Net cash provided by operating activities	145,208	145,291

Cash Flows from Investing Activities:
Expenditures for property, plant and equipment	(28,753)	(19,491)
Cash used in business acquisitions, net of cash received	(33,451)	(10,073)

Net cash used in investing activities	(62,204)	(29,564)

Cash Flows from Financing Activities:
Purchases of treasury stock	(47,986)	(2,719)
Payment of cash dividends	(47,341)	(105,186)
Payments on capital lease and financing obligations	(721)	—
Excess tax benefits from stock-based compensation	4,844	7,336
Proceeds from sale of Class A common stock in connection with associate stock purchase plan	2,630	2,316
Proceeds from exercise of Class A common stock options	19,566	37,375
Borrowings under financing obligations	1,050	—
Repayments of notes payable under the credit facility and other notes	—	(39,319)

Net cash used in financing activities	(67,958)	(100,197)

Effect of foreign exchange rate changes on cash and cash equivalents	(56)	50

Net increase in cash and cash equivalents	14,990	15,580
Cash and cash equivalents – beginning of period	95,959	121,191
Cash and cash equivalents – end of period	$110,949	$136,771
Supplemental Disclosure of Cash Flow Information:
Cash paid for income taxes	$113,299	$80,938
Cash paid for interest	$34	$93